Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-188298) pertaining to the ING U.S., Inc. 2013 Omnibus Employee Incentive Plan,

2.	Registration Statement (Form S-8 No. 333-188299) pertaining to the ING U.S., Inc. 2013 Omnibus Non-Employee Director Incentive Plan,

3.	Registration Statement (Form S-8 No. 333-191261) pertaining to the ING U.S. 401(k) Plan for ILIAC Agents, and

4.	Registration Statement (Form S-8 No. 333-191262) pertaining to the ING U.S. Savings Plan and ESOP;

of our report dated March 10, 2014 with respect to the consolidated financial statements and schedules of ING U.S., Inc. included in this Annual Report (Form 10-K) of ING U.S., Inc. for the year ended December 31, 2013.

/S/ ERNST & YOUNG LLP

Atlanta, Georgia

March 10, 2014